Exhibit 99.1

NEWS Contact: Shane W. Hostetter Senior Vice President and Chief Financial Officer investor@quakerhoughton.com T. 1.610.832.4000

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES THIRD QUARTER 2021 RESULTS

•	Record net sales of $449.1 million increased 22% compared to the third quarter of 2020

•	Reported net income of $31.1 million, earnings per diluted share of $1.73 and non-GAAP net income of $29.4 million

•	Non-GAAP earnings per diluted share of $1.63 increased 5% compared to the third quarter of 2020

•	Adjusted EBITDA of $66.2 million increased 3% compared to the third quarter of 2020 resulting in record trailing twelve month adjusted EBITDA of $279 million

•	$13 million invested in three acquisitions estimated to add $2 million of full year adjusted EBITDA in 2022

November 4, 2021

CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, today announced its third quarter of 2021 results.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share data)	2021	2020	2021	2020
Net sales	$449.1	$367.2	$1,314.1	$1,031.8
Net income (loss) attributable to Quaker Chemical Corporation	31.1	27.3	103.2	(8.8)
Earnings (loss) per diluted share attributable to Quaker Chemical Corporation	1.73	1.53	5.76	(0.50)
Non-GAAP net income *	29.4	27.7	99.8	55.9
Non-GAAP earnings per diluted share *	1.63	1.56	5.56	3.15
Adjusted EBITDA *	66.2	63.9	213.4	156.5

* Refer to the Non-GAAP Measures and Reconciliations section below for additional information

Third Quarter of 2021 Consolidated Results

Third quarter of 2021 net sales of $449.1 million increased 22% compared to $367.2 million in the prior year quarter primarily due to higher sales volumes of approximately 10%, which includes additional net sales from acquisitions of 4%, increases from selling price and product mix of 10% and the positive impact from foreign currency translation of 2%. The increase in organic sales volumes, which excludes the benefits of recent acquisitions, compared to the third quarter of 2020 was primarily driven by the Company’s continued market share gains as well as the continued gradual improvement in end market conditions as it relates to the impacts of COVID-19. The increase in selling price and product mix is primarily the result of the Company’s price increases implemented in 2021 to help offset the unprecedented increases in raw material costs the Company has experienced throughout 2021.

The Company had net income in the third quarter of 2021 of $31.1 million or $1.73 per diluted share, compared to third quarter of 2020 net income of $27.3 million or $1.53 per diluted share. Excluding costs associated with the combination with Houghton International, Inc. (the “Combination”) and other non-core or non-recurring items in each period, the Company’s third quarter of 2021 non-GAAP earnings per diluted share was $1.63 compared to $1.56 in the prior year third quarter. The Company’s current quarter adjusted EBITDA of $66.2 million increased 3% compared to $63.9 million in the third quarter of 2020 primarily due to the increase in net sales, higher realized cost synergies from the Combination and benefits from foreign exchange gains compared to the prior year, partially offset by lower gross margins in the current quarter driven by higher raw material costs as well as higher selling, general and administrative expenses (“SG&A”). The Company’s current quarter gross margin of 32.3% declined sequentially compared to 35.5% in the second quarter of 2021. While the sequential decline and continued gross margin headwinds were previously expected, the magnitude of the challenges from continued raw material cost increases and global supply chain and logistics pressures exceeded the Company’s expectations. Partially helping to offset the lower gross margin, the Company estimates that it realized cost synergies associated with the Combination of approximately $19 million during the third quarter of 2021 compared to approximately $17 million during the third quarter of 2020.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We had record net sales for the third quarter despite being negatively impacted by the automotive semiconductor shortage and continued supply chain challenges. Good end-market demand continues to be the major contributor to our earnings performance as organic sales volumes increased 6% from the third quarter of 2020. We continued to see market share gains in the quarter as our net sales benefited 3% compared to the prior year from new business wins. The major negative trend in the quarter was the continued significant escalation of raw material costs. While we previously anticipated that our gross margins were going to be lower than the second quarter due to higher costs, since then our raw material costs have continued to escalate causing third quarter costs to be much greater than our expectations. This ultimately negatively impacted our sequential gross margins by 3.2% compared to the second quarter as our raw materials costs increased nearly 10% in the third quarter from the second quarter.”

Mr. Barry continued, “Looking forward, we expect raw material costs to continue to increase in the fourth quarter but we do expect the magnitude of the increases to be lower. We have and will be implementing more price increases to address these unprecedented increases in raw material costs. Our goal is to put enough price increases in place by the end of the year so we enter 2022 at our targeted product margin levels. From a revenue perspective, in the fourth quarter we expect to see continued good demand for most of our businesses but we do expect a negative impact in China due to power restrictions and its impact on our customers’ production as well as a continued negative impact due to semiconductor shortages on automotive. While we expect some top line headwinds in the fourth quarter, we also expect to have sequential improvement in our product margins and we expect our adjusted EBITDA to be in a similar range to the third quarter. Looking ahead to 2022, we expect another strong year for Quaker Houghton with net sales and earnings growth to be above our normal long-term trends as we expect good growth in our end markets, continued market share gains and higher gross margins as our pricing initiatives catch up from the lag we are experiencing in 2021 due to significant raw material inflation.”

Third Quarter of 2021 Segment Results

The Company’s third quarter of 2021 operating performance in each of its four reportable operating segments: (i) Americas; (ii) Europe, Middle East and Africa (“EMEA”); (iii) Asia/Pacific; and (iv) Global Specialty Businesses, reflect similar drivers to that of its consolidated performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales*	2021	2020	2021	2020
Americas	$150.8	$119.5	$425.3	$330.0
EMEA	122.2	94.0	365.5	276.5
Asia/Pacific	98.7	84.9	286.9	226.9
Global Specialty Businesses	77.4	68.8	236.4	198.4
Segment operating earnings*
Americas	$31.3	$31.1	$97.2	$70.6
EMEA	20.2	17.4	68.8	46.3
Asia/Pacific	23.3	27.3	74.0	66.1
Global Specialty Businesses	20.7	21.2	69.0	58.1

* Refer to the Segment Measures and Reconciliations section below for additional information

All four segments had higher net sales compared to the third quarter of 2020. Each of the segments continued to benefit from higher sales volumes, including additional net sales from acquisitions, as well as the positive impact of foreign currency translation and increases in selling price and product mix. Higher organic sales volumes for generally all segments are primarily driven by the Company’s continued market share gains as well as the continued gradual year-over-year improvement in end market conditions as it relates to the impacts of COVID-19. As reported, the Company’s Americas and EMEA segment operating earnings were higher compared to the third quarter of 2020 reflecting the increase in net sales including the benefits of acquisitions; however, all of the Company’s segment’s operating earnings were negatively impacted primarily by the unprecedented raw material cost increases and the impact of disruptions in the global supply chain that continued throughout the third quarter of 2021 and to a lesser extent by higher SG&A, including an increase in direct selling expenses associated with year-over-year inflation increases and increases due to increased net sales as well as lower levels of prior year SG&A as a result of temporary cost saving measures implemented in response to COVID-19.

Cash Flow and Liquidity Highlights

The Company has no material debt maturities until August 1, 2024. As of September 30, 2021, the Company’s total gross debt was $900.7 million and its cash on hand was $141.4 million. The Company’s net debt was $759.3 million, and its net debt divided by its trailing twelve months adjusted EBITDA was approximately 2.7 to 1 as of September 30, 2021. The Company’s consolidated net leverage ratio, as defined under its bank agreement, was approximately 2.5 to 1 as of September 30, 2021 compared to a maximum permitted leverage of 4.0 to 1. Based on current projections of future liquidity and leverage, the Company does not expect any compliance issues with its bank covenants.

The Company had net operating cash flow of $12.1 million during the third quarter of 2021, bringing its year-to-date net operating cash flow to $2.5 million in the first nine months of 2021, as compared to a net operating cash flow of $112.0 million in the first nine months of 2020. The significant decrease in net operating cash flow year-over-year was primarily driven by a significant change in working capital, as the Company’s strong current year net sales and volumes resulted in a large increase in accounts receivable coupled with an increase in inventory as a result of continued rising raw material costs as well as a build in inventory to ensure the Company has appropriate stock to meet its customer demands in anticipation of continuing stress on the Company’s global supply chain.

Recent Acquisition Activity

During the third quarter of 2021 and early in the fourth quarter, the Company has completed several smaller acquisitions that expand its strategic product offerings and increase the Company’s presence in its core metalworking industries. In total, the Company’s initial purchase price for these acquisitions was approximately $13 million, which is subject to post-closing adjustments as well as certain earn-out provisions that could total approximately $4 million in additional consideration pending future performance or growth thresholds.  The Company estimates that these acquisitions in aggregate will add full year net sales of approximately $15 million and approximately $2 million of full year adjusted EBITDA going forward. The Company’s acquisitions that were completed consist of:

•	Remaining interest in Grindaix, a private German business and former joint venture with Quaker Houghton, which provides solutions that precisely measure and optimize fluid applications for the metalworking industry;

•	Select assets from 3-S Mühendislik A.S. (“3-S”), a private Turkish company that provides hydraulic fluids, coolants, cleaners, and rust preventative oils within Turkey. 3-S has been a distributor for Quaker Houghton in Turkey since 2003; and

•	Baron Industries (“Baron”), a privately held company headquartered in Madison Heights, MI, USA, that provides vacuum impregnation services of castings, powder metal and electrical components. Baron expands the Company’s geographic presence as well as broadens its product offerings and service capabilities within its existing impregnation business that was initially entered into as part of its past acquisition of Norman Hay.

Non-GAAP Measures and Reconciliations

The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net income (loss) attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income (loss) before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

As it relates to 2021 and 2022 projected adjusted EBITDA growth for the Company, including as a result of our recent acquisitions, as well as other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The Company’s reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended September 30, 2021 adjusted EBITDA of $278.9 million, which includes (i) the nine months ended September 30, 2021 adjusted EBITDA of $213.4 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2020 adjusted EBITDA of $222.0 million, as presented in the non-GAAP reconciliations included in the Company’s fourth quarter and full year 2020 results press release dated February 25, 2021, less (iii) the nine months ended September 30, 2020 adjusted EBITDA of approximately $156.5 million, as presented in the non-GAAP reconciliations below.

The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Operating Income and Margin Reconciliations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating income	$36,010	$34,859	$119,720	$24,653
Houghton combination, integration and other acquisition-related expenses (a)	5,963	6,913	18,977	23,442
Restructuring and related charges	(880)	1,383	593	3,585
Fair value step up of acquired inventory sold	—	—	801	226
CEO transition costs	285	—	1,097	—
Inactive subsidiary’s non-operating litigation costs	320	—	613	—
Customer bankruptcy costs	—	—	—	463
Facility remediation costs, net	1,490	—	1,490	—
Indefinite-lived intangible asset impairment	—	—	—	38,000
Non-GAAP operating income	$43,188	$43,155	$143,291	$90,369
Non-GAAP operating margin (%)	9.6%	11.8%	10.9%	8.8%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) attributable to Quaker Chemical Corporation	$31,058	$27,304	$103,243	$(8,812)
Depreciation and amortization (a)(b)	21,542	21,022	66,334	63,764
Interest expense, net	5,637	6,837	16,725	22,109
Taxes on income (loss) before equity in net income of associated companies (c)	795	2,245	26,702	(7,603)
EBITDA	$59,032	$57,408	$213,004	$69,458
Equity income in a captive insurance company	(108)	(542)	(4,071)	(697)
Houghton combination, integration and other acquisition-related expenses (a)	5,786	6,913	12,871	22,679
Restructuring and related charges	(880)	1,383	593	3,585
Fair value step up of acquired inventory sold	—	—	801	226
CEO transition costs	285	—	1,097	—
Inactive subsidiary’s non-operating litigation costs	320	—	613	—
Customer bankruptcy costs	—	—	—	463
Facility remediation costs, net	2,019	—	2,019	—
Indefinite-lived intangible asset impairment	—	—	—	38,000
Pension and postretirement benefit costs, non-service components	(343)	(1,375)	(596)	22,491
Brazilian non-income tax credits	—	—	(13,293)	—
Currency conversion impacts of hyper-inflationary economies	58	154	336	278
Adjusted EBITDA	$66,169	$63,941	$213,374	$156,483
Adjusted EBITDA margin (%)	14.7%	17.4%	16.2%	15.2%

Adjusted EBITDA	$66,169	$63,941	$213,374	$156,843
Less: Depreciation and amortization - adjusted (a)(b)	21,365	21,022	65,616	63,002
Less: Interest expense, net	5,637	6,837	16,725	22,109
Less: Taxes on income before equity in net income of associated companies – adjusted (c)	9,765	8,337	31,277	15,473
Non-GAAP net income	$29,402	$27,745	$99,756	$55,899

Non-GAAP Earnings per Diluted Share Reconciliations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.73	$1.53	$5.76	$(0.50)
Equity income in a captive insurance company per diluted share	(0.01)	(0.03)	(0.23)	(0.04)
Houghton combination, integration and other acquisition-related expenses per diluted share (a)	0.26	0.30	0.58	1.03
Restructuring and related charges per diluted share	(0.04)	0.06	0.03	0.15
Fair value step up of acquired inventory sold per diluted share	—	—	0.03	0.01
CEO transition costs per diluted share	0.01	—	0.05	—
Inactive subsidiary’s non-operating litigation costs per diluted share	0.02	—	0.03	—
Customer bankruptcy costs per diluted share	—	—	—	0.02
Facility remediation costs, net, per diluted share	0.09	—	0.09	—
Indefinite-lived intangible asset impairment per diluted share	—	—	—	1.65
Pension and postretirement benefit costs, non-service components per diluted share	(0.02)	(0.06)	(0.03)	0.83
Brazilian non-income tax credits per diluted share	(0.04)	—	(0.48)	—
Currency conversion impacts of hyper-inflationary economies per diluted share	0.00	0.01	0.02	0.02
Impact of certain discrete tax items per diluted share	(0.37)	(0.25)	(0.29)	(0.02)
Non-GAAP earnings per diluted share	$1.63	$1.56	$5.56	$3.15

(a)	The Company recorded $0.2 million and $0.7 million of accelerated depreciation expense related to the Combination during the three and nine months ended September 30, 2021, respectively, compared to $0.8 million during the nine months ended September 30, 2020. In the three and nine months ended September 30, 2021 all $0.2 million and $0.7 million, respectively, was recorded in cost of goods sold (“COGS”), while in the nine months ended September 30, 2020, $0.7 million was recorded in COGS and $0.1 million was recorded in Combination, integration and other acquisition-related expenses. The amounts recorded within COGS are included in the caption Houghton combination, integration and other acquisition-related expenses in the reconciliation of Operating income to Non-GAAP operating income and GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. In addition, the total amounts are included within the caption Depreciation and amortization in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to Adjusted EBITDA; however, they are excluded in the reconciliation of Adjusted EBITDA to Non-GAAP net income. In addition, during the nine months ended September 30, 2021, the Company recognized a gain of $5.4 million associated with the sale of certain held-for-sale real property assets which was the result of the Company’s manufacturing footprint integration plans. This gain was recorded within Other income (expense), net and therefore is included in the caption Houghton combination, integration and other acquisition-related expenses in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to Adjusted EBITDA and GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share, however it is excluded in the reconciliation of Operating income (loss) to Non-GAAP operating income.

(b)	Depreciation and amortization for the three and nine months ended September 30, 2021 includes $0.3 million and $0.9 million, respectively, and for the three and nine months ended September 30, 2020 included approximately $0.2 million and $0.9 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Statement of Operations, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a Houghton joint venture in Korea as a result of required purchase accounting.

(c)	Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of certain specific tax charges and benefits in the three and nine months ended September 30, 2021 and 2020, which the Company does not consider core or indicative of future performance.

Segment Measures and Reconciliations

The Company’s operating segments, which are consistent with its reportable segments, reflect the structure of the Company’s internal organization, the method by which the Company’s resources are allocated and the manner by which the chief operating decision maker assesses the Company’s performance. The Company has four reportable segments: (i) Americas; (ii) EMEA; (iii) Asia/Pacific; and (iv) Global Specialty Businesses. The three geographic segments are composed of the net sales and operations in each respective region, excluding net sales and operations managed globally by the Global Specialty Businesses segment, which includes the Company’s container, metal finishing, mining, offshore, specialty coatings, specialty grease and Norman Hay businesses. Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related COGS and SG&A. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs, Combination, integration and other acquisition-related expenses, and Restructuring and related charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include interest expense, net and other income (expense), net.

The following tables reconcile the Company’s reportable operating segments performance to that of the Company’s (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales	2021	2020	2021	2020
Americas	$150,799	$119,540	$425,343	$330,012
EMEA	122,241	94,005	365,491	276,546
Asia/Pacific	98,659	84,877	286,924	226,850
Global Specialty Businesses	77,373	68,802	236,359	198,417
Total net sales	$449,072	$367,224	$1,314,117	$1,031,825
Segment operating earnings
Americas	$31,273	$31,099	$97,155	$70,590
EMEA	20,153	17,439	68,802	46,269
Asia/Pacific	23,285	27,304	73,990	66,106
Global Specialty Businesses	20,663	21,161	69,041	58,114
Total segment operating earnings	95,374	97,003	308,988	241,079
Combination, integration and other acquisition-related expenses	(5,786)	(6,913)	(18,259)	(22,786)
Restructuring and related charges	880	(1,383)	(593)	(3,585)
Fair value step up of acquired inventory sold	—	—	(801)	(226)
Indefinite-lived intangible asset impairment	—	—	—	(38,000)
Non-operating and administrative expenses	(38,691)	(39,786)	(122,760)	(110,282)
Depreciation of corporate assets and amortization	(15,767)	(14,062)	(46,855)	(41,547)
Operating income	36,010	34,859	119,720	24,653
Other income (expense), net	647	(239)	19,344	(22,407)
Interest expense, net	(5,637)	(6,837)	(16,725)	(22,109)
Income (loss) before taxes and equity in net income of associated companies	$31,020	$27,783	$122,339	$(19,863)

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements, including statements regarding the potential effects of the COVID-19 pandemic and global supply chain constraints on the Company’s business, results of operations, and financial condition, our expectations that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility, statements regarding remediation of our material weaknesses in internal control over financial reporting, expectations about future demand and raw material costs, and statements regarding the impact of increased raw material costs and pricing initiatives, on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination and other acquisitions, the impacts on our business as a result of the COVID-19 pandemic and global supply chain constraints as well as any projected global economic rebound or anticipated positive results due to Company actions taken in response, and our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns, including as is currently being experienced by many automotive industry companies as a result of supply chain disruptions. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, including the potential for significant increases in raw material costs, supply chain disruptions, customer financial instability, worldwide economic and political disruptions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, and durable goods industries. The ultimate impact of COVID-19 on our business will depend on, among other things, the extent and duration of the pandemic, the severity of the disease and the number of people infected with the virus including as new variants emerge, the continued uncertainty regarding global availability, administration, acceptance and long-term efficacy of vaccines, or other treatments, for COVID-19 or its variants, the longer-term effects on the economy of the pandemic, including the resulting market volatility, and by the measures taken by governmental authorities and other third parties restricting day-to-day life and business operations and the length of time that such measures remain in place, as well as laws and other governmental programs implemented to address the pandemic or assist impacted businesses, such as fiscal stimulus and other legislation designed to deliver monetary aid and other relief. Other factors could also adversely affect us, including those related to the Combination and other acquisitions and the integration of acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about business conditions during 2021 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, and in subsequent reports filed from time to time with the Securities and Exchange Commission.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, the Company’s investor conference call to discuss its third quarter performance is scheduled for November 5, 2021 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,200 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net sales	$449,072	$367,224	$1,314,117	$1,031,825

Cost of goods sold	303,941	227,032	858,341	660,396

Gross profit	145,131	140,192	455,776	371,429
%	32.3%	38.2%	34.7%	36.0%

Selling, general and administrative expenses	104,215	97,037	317,204	282,405
Indefinite-lived intangible asset impairment	-	-	-	38,000
Restructuring and related charges	(880)	1,383	593	3,585
Combination, integration and other acquisition-related expenses	5,786	6,913	18,259	22,786

Operating income	36,010	34,859	119,720	24,653
%	8.0%	9.5%	9.1%	2.4%

Other income (expense), net	647	(239)	19,344	(22,407)
Interest expense, net	(5,637)	(6,837)	(16,725)	(22,109)
Income (loss) before taxes and equity in net income of associated companies	31,020	27,783	122,339	(19,863)

Taxes on income (loss) before equity in net income of associated companies	795	2,245	26,702	(7,603)
Income (loss) before equity in net income of associated companies	30,225	25,538	95,637	(12,260)

Equity in net income of associated companies	848	1,804	7,668	3,536

Net income (loss)	31,073	27,342	103,305	(8,724)

Less: Net income attributable to noncontrolling interest	15	38	62	88

Net income (loss) attributable to Quaker Chemical Corporation	$31,058	$27,304	$103,243	$(8,812)
%	6.9%	7.4%	7.9%	-0.9%

Share and per share data:
Basic weighted average common shares outstanding	17,812,216	17,743,538	17,800,082	17,704,662
Diluted weighted average common shares outstanding	17,870,392	17,800,865	17,860,068	17,704,662

Net income (loss) attributable to Quaker Chemical Corporation common shareholders - basic	$1.74	$1.53	$5.78	$(0.50)
Net income (loss) attributable to Quaker Chemical Corporation common shareholders - diluted	$1.73	$1.53	$5.76	$(0.50)

Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value)

	(Unaudited)
	September 30, 2021	December 31, 2020
ASSETS

Current assets
Cash and cash equivalents	$141,393	$181,833
Accounts receivable, net	433,631	372,974
Inventories, net	254,894	187,764
Prepaid expenses and other current assets	63,278	50,156
Total current assets	893,196	792,727

Property, plant and equipment, net	190,833	203,883
Right of use lease assets	34,314	38,507
Goodwill	630,669	631,212
Other intangible assets, net	1,048,688	1,081,358
Investments in associated companies	94,110	95,785
Deferred tax assets	18,409	16,566
Other non-current assets	31,608	31,796
Total assets	$2,941,827	$2,891,834

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$52,611	$38,967
Accounts and other payables	219,601	198,872
Accrued compensation	40,655	43,300
Accrued restructuring	4,050	8,248
Other current liabilities	93,042	93,573
Total current liabilities	409,959	382,960

Long-term debt	839,275	849,068
Long-term lease liabilities	24,599	27,070
Deferred tax liabilities	174,405	192,763
Other non-current liabilities	109,893	119,059
Total liabilities	1,558,131	1,570,920

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2021 - 17,888,577 shares; 2020 - 17,850,616 shares	17,889	17,851
Capital in excess of par value	914,277	905,171
Retained earnings	505,635	423,940
Accumulated other comprehensive loss	(54,723)	(26,598)
Total Quaker shareholders' equity	1,383,078	1,320,364
Noncontrolling interest	618	550
Total equity	1,383,696	1,320,914
Total liabilities and equity	$2,941,827	$2,891,834

Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net income (loss)	$103,305	$(8,724)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of debt issuance costs	3,562	3,562
Depreciation and amortization	65,440	62,818
Equity in undistributed earnings of associated companies, net of dividends	(7,563)	1,415
Acquisition-related fair value adjustments related to inventory	801	229
Deferred compensation, deferred taxes and other, net	(21,865)	(30,657)
Share-based compensation	8,441	17,820
(Gain) loss on disposal of property, plant, equipment and other assets	(4,819)	105
Insurance settlement realized	-	(818)
Indefinite-lived intangible asset impairment	-	38,000
Combination and other acquisition-related expenses, net of payments	(1,705)	2,498
Restructuring and related charges	593	3,585
Pension and other postretirement benefits	(5,638)	16,219
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(68,664)	30,225
Inventories	(72,962)	2,137
Prepaid expenses and other current assets	(24,512)	(113)
Change in restructuring liabilities	(4,557)	(12,772)
Accounts payable and accrued liabilities	32,652	(13,481)
Net cash provided by operating activities	2,509	112,048

Cash flows from investing activities
Investments in property, plant and equipment	(12,823)	(12,184)
Payments related to acquisitions, net of cash acquired	(31,975)	(3,132)
Proceeds from disposition of assets	14,744	11
Insurance settlement interest earned	-	41
Net cash used in investing activities	(30,054)	(15,264)

Cash flows from financing activities
Payments of term loan debt	(28,558)	(28,132)
Borrowings (repayments) on revolving credit facilities, net	39,143	(16,485)
Repayments on other debt, net	(585)	(527)
Dividends paid	(21,175)	(20,520)
Stock options exercised, other	704	2,385
Purchase of noncontrolling interest in affiliates	-	(1,047)
Distributions to noncontrolling affiliate shareholders	-	(751)
Net cash used in financing activities	(10,471)	(65,077)

Effect of foreign exchange rate changes on cash	(2,486)	(529)

Net (decrease) increase in cash, cash equivalents and restricted cash	(40,502)	31,178
Cash, cash equivalents and restricted cash at the beginning of the period	181,895	143,555
Cash, cash equivalents and restricted cash at the end of the period	$141,393	$174,733